Exhibit 10.2

Tektronix, Inc.

P.O. Box 500

14200 S.W. Karl Braun Drive

Beaverton, OR  97077-0001

October 14, 2007

[Name]

[Title]

Tektronix, Inc.

Re:          Amended and Restated Change in Control Agreement

Dear [                          ]:

Tektronix, Inc., an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “change in control” of the Company under the circumstances described below.

1.             Agreement to Provide Services; Right to Terminate.

(i)            Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Company’s providing the benefits specified in this Agreement in accordance with the terms of this Agreement.

(ii)           In the event of a Potential Change in Control (as defined below), you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are defined in Section 4) and will continue to render services as an officer until such Potential Change in Control has been abandoned or terminated or a Change in Control, as defined in Section 3, has occurred. For purposes of this Agreement, a Potential Change in Control of the Company shall mean the occurrence of any of the following: (a) the Company enters into an agreement, the approval of which by the shareholders would result in the occurrence of a Change in Control of the Company; (b) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or (c) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

2.             Term of Agreement. Effective on the date of this Agreement, this Agreement amends, restates and supersedes the Change in Control Agreement dated [                            ]. This Agreement shall continue in effect until December 31, 2008; except that:

(i)            commencing on January 1, 2009 and each January 1 after that, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or you shall have given notice that this Agreement shall not be extended;

(ii)           this Agreement shall continue in effect for a period of twenty four (24) months beyond the term otherwise provided if a Change in Control shall have occurred during such term;

(iii)          this Agreement shall terminate if you or the Company terminate your employment prior to and not in anticipation of a Change in Control of the Company; and

(iv)          the Company may terminate this Agreement during your employment if, prior to and not in anticipation of a Change in Control of the Company, you cease to hold your current position with the Company, except by reason of a promotion.

Notwithstanding the foregoing, following the occurrence of the first Change of Control during the term of this Agreement and immediately after the Company and you have discharged all of your respective obligations hereunder, this Agreement shall terminate. For the avoidance of doubt, after the first Change of Control occurs under this Agreement, no further Change of Control shall occur under this Agreement

3.             Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the first occurrence of any of the following:  (a) any consolidation, merger, plan of share exchange, or other reorganization involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (d) individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person were a member of the Incumbent Board;

(e) any Person (as defined below) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly other than by purchase from the Company, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing 50% or more of the combined voting power of the then outstanding Voting Securities. Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (a) you acquire (other than on the same basis as all other holders of the Company shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under clause (a) or (b) of the prior sentence, or (b) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under clause (e) of the prior sentence. For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company.

4.             Termination Following Change in Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in paragraph (iii) of Section 5 upon the termination of your employment within twenty four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason.

(i)            Disability. Termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as defined in Section 4) is given to you following such absence you shall have returned to the full-time performance of your duties.

(ii)           Retirement. Termination by you or by the Company of your employment based on “Retirement” shall mean termination on or after your normal retirement date as set forth in the Company’s Cash Balance Plan (or any successor or substitute plan or plans of the Company put into effect prior to a Change in Control).

(iii)          Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to perform substantially your reasonably assigned duties with the Company consistent with those duties assigned to you prior to the Change in Control (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by or on behalf of the Board, the Chairman of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

(iv)          Good Reason. Termination by you of your employment for “Good Reason” shall mean termination based on:

(A)          a change in your status, title, position(s), responsibilities or reporting relationship as an officer of the Company which, in your reasonable judgment, does not represent a promotion from your status, title, position(s), responsibilities and reporting relationship as in effect immediately prior to the Change in Control, or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title, position(s) or reporting relationship, or any removal of you from or any failure to reappoint or reelect you to such position(s), except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason;

(B)           a reduction by the Company in your base salary as in effect immediately prior to the Change in Control;

(C)           the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans or replacement Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or replacement Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control without, in each case, the replacement of substantially equivalent benefits;

(D)          the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the Change in Control;

(E)           the Company’s requiring you to be based anywhere more than 50 miles from where your office is located immediately prior to the Change in

Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control; or

(F)           the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 6 hereof.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

Termination shall not be for Good Reason unless you have notified the Board in writing within 90 days of the initial occurrence of the event or condition that constitutes Good Reason and no remedy is effected within 30 days and you terminate employment, if at all, within 90 days following the end of such 30 day period.

(v)           Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vi)          Date of Termination. “Date of Termination” following a Change in Control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than thirty (30) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination.

5.             Compensation Upon Termination or During Disability Following Change in Control.

(i)            Disability. During any period following a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness that causes you to be unable to perform the duties of your position or any substantially similar position, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with Sections 4(i) and 4(vi). Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

(ii)           Termination for Cause. If your employment shall be terminated for Cause following a Change in Control, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

(iii)          Other Termination. If, within twenty four (24) months after a Change in Control shall have occurred your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason based on an event occurring concurrent with or subsequent to a Change in Control, then, by no later than the tenth day following your execution and non-revocation of the release of claims in the form attached hereto as Exhibit A within 30 days of the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit (the “Severance Benefit”). The Severance Benefit shall consist of the Specified Benefits unless you would receive a greater after-tax benefit from the Capped Benefit, in which case the Severance Benefit shall be the Capped Benefit. The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being “parachute payments” as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits you will receive upon a Change in Control, including accelerated vesting of options, restricted stock and other awards under the Company’s stock option and stock incentive plans (collectively, excluding the Severance Benefit, the “Change of Control Payments”). To determine whether your after-tax benefit from the Capped Benefit would be greater than your after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Severance Benefit and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by you in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Severance Benefit is to be paid or such lower rate as you advise the Company in writing is applicable to you, and there shall be subtracted from the before-tax Capped Benefit all federal, state and local taxes required to be paid by you in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Severance Benefit is to be paid or such lower rate as you advise the Company in writing is applicable to you. The Specified Benefits are as follows:

(A)          The Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given.

(B)           As severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal: (i) two times your annual base pay at the rate in effect immediately prior to the time a Notice of Termination is given to you and (ii) two times your targeted bonus under the Annual Performance Incentive Plan (APIP) for the fiscal year in which you are given a Notice of Termination. Notwithstanding the foregoing provisions of this Section 5(iii), in the event that the you are a “specified employee” within the meaning of Section 409A of the IRC (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that would otherwise be payable under this Section 5(iii)(B) during the six-month period immediately following the Date of Termination shall instead be paid to you on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the IRC (the “409A Payment Date”).

(C)           For a 24-month period after the Date of Termination, the Company shall arrange to provide you and your dependents with medical and dental insurance benefits substantially similar to those you and your dependents were receiving immediately prior to the Change in Control and with the same employee contribution rate towards the premium applicable at the Date of Termination or at the date of the Change in Control, if greater. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (C) to the extent that a similar benefit is actually received by you from a subsequent employer during such 24-month period, and any such benefit actually received by you shall be reported to the Company. The benefits provided pursuant to this Section 5(iii)(C) that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be treated as follows:  (x) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the IRC, a limitation may be imposed on the amount of such reimbursements over some or all of the Benefit Continuation Period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (y) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (z) no such benefit may be liquidated or exchanged for another benefit.

(D)          Notwithstanding any vesting limitation described in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 14, 2007, by and among Danaher Corporation, a Delaware corporation (“Parent”), the corporation defined in the Merger Agreement as Purchaser, which is an indirect wholly owned subsidiary of Parent, and the Company, relating to your Rollover Company Stock Options, your Rollover Company RSUs and your Rollover Company Restricted Shares (each as defined in the Merger Agreement), you shall vest as of the Date of Termination in:

(i) your Rollover Company Stock Options with a pre-tax aggregate spread (as of the Date of Termination) equal to the excess, if any, of

(x) the Spread (as defined in the Merger Agreement) of all your Rollover Company Stock Options at the Effective Time (as defined in the Merger Agreement) over

(y) the aggregate spread (as of the earlier of the date of exercise, if any, or the Date of Termination) of each of your Rollover Company Stock Options that has vested since the Effective Time, if any;

(ii) your Rollover Company RSUs with an aggregate pre-tax value equal to the excess, if any, of

(x) five-sixths (5/6) of the total value of your Rollover Company RSUs at the Effective Time (determined by multiplying the Merger Price (as defined in the Merger Agreement) times the number of shares of Parent Common Stock (as defined in the Merger Agreement) issuable with respect to each such Rollover Company RSU) over

(y) the aggregate pre-tax value (as of the date of vesting) of your Rollover Company RSUs that have vested since the Effective Time, if any; and

(iii) your Rollover Company Restricted Shares with an aggregate pre-tax value equal to the excess, if any, of

(x) five-sixth (5/6) of the total value of your Rollover Company Restricted Shares at the Effective Time (determined by multiplying the Merger Price times the number of shares of Parent Common Stock issuable with respect to each such Rollover Company Restricted Share) over

(y) the aggregate pre-tax value (as of the date of vesting) of your Rollover Company Restricted Shares that have vested since the Effective Time, if any.

Any of your unvested Rollover Company Stock Options, Rollover Company RSUs and Rollover Company Restricted Shares that do not vest pursuant to clauses 5(iii)(D)(i), 5(iii)(D)(ii) and 5(iii)(D)(iii) above shall be forfeited as of the Date of Termination. For purposes of this Section 5(iii)(D) (other than clause (i)(x)), the “spread” of each Rollover Company Stock Option shall equal the excess, if any, of the value of the Parent Common Stock underlying the option as of the earlier of the date of exercise, if any, or the Date of Termination over the exercise price of the option. In determining which of your Rollover Company Stock Options vest pursuant to this Section 5(iii)(D), your Rollover Company Stock Options that otherwise would have a shorter remaining vesting period shall vest before those with a longer remaining vesting period. Notwithstanding the foregoing provisions of this Section 5(iii), in the event that the you are a Specified Employee, amounts that would otherwise be payable to you under this Section 5(iii)(D) with respect to your Rollover Company RSUs during the six-month period immediately following the Date of Termination shall instead be paid to you on the 409A Payment Date.

(E)           The Company shall pay you for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to your annual base salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080.

(F)           Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under subparagraph (5)(iii) are (1) in lieu of any rights, benefits or entitlements you may have for other severance or separation pay or benefits (including under any severance agreement that you may be party to with the Company or an affiliate thereof) or under the Company’s severance pay plan and (2) except as provided in clause (1) above, in addition to, and not in lieu of, any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

6.             Successors; Binding Agreement.

(i)            Upon your written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s Voting Securities or otherwise; provided, that if the Company enters into a merger and is the surviving entity in any merger, you shall not have the right to require the Company to obtain any assent under this Section 6(i).

(ii)           This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.             Employee’s Commitment. You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any confidential information of the Company or any subsidiary, including any confidential information concerning their business, affairs, products, suppliers or customers; it being understood, however, that the obligations of this Section 7 shall not apply to the extent that such matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission. You further agree to the terms of the Restrictive Covenant Agreement attached hereto as Exhibit B, which are incorporated herein by reference as if a part of this Agreement and acknowledge that you have entered into such Restrictive Covenant Agreement at the time of your entry into this Agreement and further acknowledge and agrees that you will enter into an amendment to such Restrictive Covenant Agreement, which will modify the non-solicitation covenants contained therein, on the first business day after January 1, 2008.

8.             Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7 and 12 of this Agreement shall survive termination of this Agreement.

9.             Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.           Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Company as authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

11.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.           Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon pursuant to the then-current Comprehensive Arbitration Rules of the Judicial Arbitration and Mediation Service (JAMS), before one neutral arbitrator selected in accordance with such rules. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12. Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to limit either party’s right to seek injunctive relief with any court of appropriate jurisdiction with respect to any breach of obligation(s) hereunder.

13.           Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

14.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

TEKTRONIX, INC.

By
Title:

Agreed to as of the date set forth above.

Name:	[ ]

Address:

EXHIBIT A

[Date]

[Name]

[Address]

Dear                   :

In connection with the termination of your employment with Tektronix, Inc. or its successor in interest (the “Company”) on [insert termination date] and pursuant to the October   , 2007 letter agreement by and between you and Tektronix, Inc. regarding Change of Control Severance Protection (“October 2007 Agreement”) to which this letter agreement is attached as Exhibit A, you are eligible to receive the severance benefits set forth in the October 2007 Agreement provided you sign and return this letter agreement to [insert name] by [insert return date 22 days after receipt of this letter agreement]. By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Section 3. Therefore, you are advised to consult with your attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. This revocation must be in writing and delivered to [insert name] before the close of business on the seventh (7th) day. If you do not so revoke, this letter agreement will become a binding agreement between the Company and you upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by [insert return date], you shall not receive any severance benefits from the Company. You will, however, receive payment on [your termination date or other date as required by state law] for any wages and unused, accrued vacation through the termination date as required by applicable law. Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation coverage. You should consult the COBRA materials to be provided by the Company for details regarding COBRA continuation benefits. All other benefits, [including life insurance and long-term disability insurance], will cease upon your termination date in accordance with the plan documents.

Further, any stock rights you may have shall be governed by the terms of the applicable Stock Plan.

If, after reviewing this letter agreement with your attorney, you find that the terms and conditions are satisfactory to you, you must sign and return this letter agreement to [insert name] by [insert return date].

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.             Termination Date - Your effective date of termination from the Company is                              (the “Termination Date”).

2.             Description of Severance Benefits - The severance benefits to be paid to you if you timely sign and return this letter agreement are set forth in the October 2007 Agreement to which this letter agreement is attached as attached as Exhibit A (the “Severance Benefits”).

3.             Release - In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, omissions, damages, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, all claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all Oregon laws prohibiting employment discrimination, including but not limited to ORS Section 659 and 659a), the District of Columbia Human Rights Act of 1977, D.C. Code Ann. § 2-1401 et seq., D.C. Code Ann. § 7-1005 (D.C. law prohibiting employment discrimination), all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Excepted from this release is any claim or right which cannot be waived by law, including claims arising after the date of this Agreement, including any rights to vested retirement benefits, claims for unemployment benefits, or claims relating to the enforceability of this release under the Older Workers’ Benefit Protection Act. The Parties intend this release as set forth in this Section 3 to be general and comprehensive in nature and to release all claims and potential claims by you to the maximum extent permitted by law.

4.             Covenant Not to Sue. You represent and warrant that you have not filed or otherwise initiated any proceeding, complaint, charge, or lawsuit with any court, government agency, or other entity relating to any claims being released by you under this Agreement, and that you shall not file or initiate any such proceeding, complaint, charge or lawsuit at any time hereafter relating to any claims being released by you. If you fail to comply with this Section 4 by filing or initiating a proceeding, complaint, charge, or lawsuit, you shall immediately withdraw such proceeding, complaint, charge or lawsuit, and shall pay all of the Company’s costs in defending against that proceeding, complaint, charge, or lawsuit, including without limitation, reasonable attorneys’ fees, provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge and agree that you shall not be able to recover any monetary benefits in connection with any such claim, charge, lawsuit, or proceeding). This Section 4 shall not apply to a claim by you which challenges the validity of your waiver and release of a claim under the Age Discrimination in Employment Act.

5.             Non-Disclosure, Non-Competition, and Non-Solicitation - You acknowledge and reaffirm your continuing obligations under the Noncompetition Agreement which you executed for the benefit of the Company and which remains in full force and effect, including without limitation your obligations of non-disclosure, non-competition, non-disparagement and non-solicitation.

6.             Return of Company Property - You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7.             Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

8.             Non-Disparagement - You understand and agree that as a condition for payment to you of the Severance Benefits herein provided, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or any other entity or person regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition

9.             Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.           Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.           Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.           Confidentiality - You understand and agree that, as a condition for payment to you of the Severance Benefits, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents, representatives and family members and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

13.           Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.           Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by sending a notice of revocation to [insert name], and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

15.           Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.           Applicable Law - This letter agreement shall be interpreted and construed by the laws of the District of Columbia, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the District of Columbia, or if appropriate, a federal court located in the District of Columbia (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17.           Entire Agreement - This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in Section 5 herein.

Good luck to you in your future endeavors. If you have any questions about the matters covered in this letter agreement, please call [insert name] at [insert phone number].

Very truly yours,

By:
[Name and title]

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement becomes a binding agreement between the Company and me if I do not revoke my acceptance within seven (7) days.

Date
[Employee name]

To be returned by [insert return date].

EXHIBIT B

NONCOMPETITION AGREEMENT

Tektronix, Inc., an Oregon corporation headquartered at 14200 SW Karl Braun Drive, Beaverton, Oregon 97077 and XXXXXXX who resides at XXXXXXXXX (“the Associate”) agree as follows (in this Agreement, Tektronix, Inc. and it subsidiaries, as applicable, are referred to as the “Company” or “Tektronix”):

1.             Noncompetition and Nonsolicitation.

(a)           During the Associate’s employment with the Company, the Associate shall not directly or indirectly: (A) perform services of any nature or in any capacity whatsoever for any business, person, or entity which is engaged in product lines which compete with and/or which is in competition with Tektronix or any subsidiary of Tektronix; (B) engage in any product lines which compete with Tektronix or any subsidiary of Tektronix; (C) except on behalf of Tektronix or any subsidiary of Tektronix, sell, offer to sell or solicit any orders for the purchase of any products and/or services which are the same as or similar to those sold by Tektronix or any subsidiary of Tektronix, to or from any customer, person or entity; or (D) otherwise perform any services, sell any products or engage in any activities in any capacity whatsoever which are in competition with Tektronix or any subsidiary of Tektronix.

(b)           For a 12-month period following the termination of the Associate’s employment with the Company, whether the termination is voluntary or involuntary, the Associate will not, directly or indirectly, on behalf of himself or herself or for any entity, business or person other than, Tektronix or any subsidiary of Tektronix:

(A)          compete with Tektronix anywhere in the United States or anywhere else in the world where Tektronix does business (the “Restricted Area”), or

(i)            accept employment (as a director, officer, employee, independent contractor, representative, consultant, member or otherwise) with a business, entity (including without limitation any business or entity started by the Associate) or person that competes directly or indirectly with any product or service of the Company within the Restricted Area,

(ii)           provide any services similar to the services the Associate provided to or on behalf of the Company, or any other advice or consulting services, to a business, entity (including without limitation any business or entity started by the Associate) or person that competes directly or indirectly with any product or service of the Company within the Restricted Area, or

(iii)          invest in or otherwise hold any interest in (except for passive ownership of up to 3% of the outstanding capital stock of any publicly traded corporation, so long as the Associate complies with clauses (i) and (ii) above), a business, entity (including without limitation any business or entity started by the Associate) or person that competes directly or indirectly with any product or service of the Company within the Restricted Area.

(B)           sell, offer to sell, or solicit any orders for the purchase of, to or from any customer, any products and/or services similar to those upon which or with which the Associate worked, or about which the Associate acquired knowledge, while employed by Tektronix. For purposes of this Agreement, the term “customer” means any person, business or entity, or any person, business, or entity subject to the control of any such person, business or entity, that during the 24 months immediately preceding termination of Associate’s employment with the Company: (i) sought, inquired about, or purchased any products or services of the Company ; (ii) contacted Tektronix for the purpose of seeking or purchasing any products or services of Tektronix; (iii) was contacted by Tektronix for the purpose of selling its products or services; and/or (iv) received a written and/or verbal sales proposal from Tektronix.

(C)           use, incorporate or otherwise create any business entity or organization or domain name using, any name confusingly similar to the name of Tektronix or of any subsidiary of Tektronix, or any other name under which any of those entities does business.

2.             Nonpiracy. During the Associate’s employment and for a 12-month period following the termination of the Associate’s employment with the Company, whether the termination is voluntary or involuntary, the Associate will not directly or indirectly, on behalf of himself or herself, or for any other entity, business, or person:

(1)           hire, entice, induce, solicit or attempt to hire, entice, induce or solicit any employee of the Company or any affiliate of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable) or cause any employee of the Company (or of any affiliate of the Company) to become employed in any business that is directly or indirectly competitive with the Company (or such affiliate) for any reason whatsoever,

(2)           assist or encourage in any manner, including without limitation through the providing of advice or information, any employee of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable), or

(3)           suggest or recommend in any manner, including through the providing of advice or information, that any business, person or entity hire, entice, induce, solicit, cause or attempt to hire, entice, induce or solicit or cause any employee of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable).

For purposes of this Agreement, the term “employee of the Company” shall include each person who as of the date of termination of the Associate’s employment is, or at any time within the 6-month period preceding such date was, (1) employed by Tektronix or any of its affiliates whether on a full-time or part-time basis, or (2) providing full-time services to, or working as an independent contractor for, Tektronix or any of its affiliates.

3.             Nondisclosure.

(a)           The Associate agrees with the Company that he or she will not at any time during the Associate’s employment by the Company or at any time after any termination of said employment, whether it be voluntary or involuntary, except in performing his or her employment duties to the Company or any affiliate of the Company under this Agreement, directly or indirectly, use, disclose, or publish, or knowingly or negligently permit others not so authorized to use, disclose, or publish, (1) any information, data or other assets or property of the Company or any of its affiliates, in whatever form, including without limitation any information relating to any current or former employee of the Company, or (2) without limiting the foregoing, any Confidential Information that the Associate may learn or become aware of, or may have learned or become aware of, because of the Associate’s prior or continuing employment, ownership, or association with the Company or any predecessors or affiliates thereof, or use, or knowingly or negligently permit others not so authorized to use, any such information in a manner detrimental to the interests of the Company or any affiliates thereof.

(b)           The Associate agrees not to use in working for the Company or any of its affiliates and not to disclose to the Company or any affiliate thereof any trade secrets or other information the Associate does not have the right to use or disclose and that the Company and its affiliates are not free to use without liability of any kind. The Associate agrees to inform the Company promptly in writing of any patents, copyrights, trademarks, or other proprietary or intellectual property rights known to the Associate that the Company or any of its affiliates might violate because of information provided by the Associate.

(c)           The Associate confirms that all assets and properties of the Company and its affiliates, including without limitation Confidential Information, is and must remain the exclusive property of the Company or the relevant affiliate thereof. All such assets and property, including without limitation all office equipment (including computers) the Associate receives from the Company or any affiliate thereof in the course of the Associate’s employment and all business records, business papers, and business documents the Associate keeps or creates, whether on digital media or otherwise, in the course of the Associate’s employment relating to the Company or any affiliate thereof, must be and remain the assets and property of the Company or the relevant affiliate. Upon the termination of the Associate’s employment with the Company, whether it be voluntary or involuntary, whenever that termination of employment may occur, or upon the Company’s request at any time, the Associate must promptly deliver to the Company or to the relevant affiliate all such assets and property, including without limitation any such office equipment (including computers) and any Confidential Information or other records or documents (written or otherwise), and any copies, excerpts, summaries or compilations of the foregoing, made by the Associate or that came into the Associate’s possession during the Associate’s employment. The Associate agrees that he or she will not retain any such assets or property, including without limitation copies, excerpts, summaries, or compilations of the foregoing information, records and documents.

(d)           “Confidential Information” includes, without limitation, any matters protected under the Uniform Trade Secrets Act and any information that neither the Company nor any of its affiliates has previously disclosed to the public with respect to the present or future business of the Company or of any of its affiliates, any other confidential or proprietary information of the Company or any of its affiliates, and any other information not generally known outside the Company and its affiliates that may be of value to the Company or any of its affiliates, but excludes any information already properly in the public domain. “Confidential Information” also includes, without limitation, confidential and proprietary information and trade secrets that third parties entrust to the Company or any of its affiliates in confidence.

(e)           The Associate understands and agrees that the rights and obligations set forth in this Nondisclosure section will continue indefinitely and will survive termination of the Associate’s employment with the Company.

4.             Enforceability. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under applicable law, but the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

5.             Damages and Relief. The Associate acknowledges and agrees that damages are an inadequate remedy for any breach of the terms and conditions set forth in Sections 1, 2, 3 and 10 of this Agreement and agrees that in the event of a breach of such paragraphs, the Company may, with or without pursuing any remedy for damages, immediately obtain and enforce an ex parte, preliminary and permanent injunction prohibiting the Associate from violating this policy. Further, in any civil action brought for a breach of this Agreement, the Company shall be entitled to recover from the Associate all reasonable attorneys’ fees, litigation expenses, and costs incurred by the Company if the Company prevails in that action.

6.             Consideration. The Associate acknowledges and agrees that this Agreement is supported by his or her employment by the Company and by the Company’s covenants as set forth in the October   , 2007 letter agreement by and between you and the Company regarding Change of Control Severance Protection. The Associate further agrees that such consideration is fair, reasonable and enforceable to its full extent; that the Associate was given adequate time to consider this Agreement; that the Company has an important and legitimate business interest that it is seeking to protect with this Agreement; and that enforcement of this Agreement would not interfere with the interests of the public.

7.             Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Oregon without regard for the choice of law provisions thereof.

8.             Amendment and Waiver; Entire Agreement. This Agreement shall not be amended except by a written instrument hereafter signed by the Company and the Associate. The failure of the Company to enforce, or delay in enforcing, any term of this Agreement shall not constitute a waiver of any rights or deprive the Company of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on the Company unless made in writing and signed by the President of the Company. This Agreement contains the entire understanding of Tektronix and the Associate relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof between the Associate on the one hand and Tektronix and/or any current or former subsidiary of Tektronix on the other hand, including without limitation any similar agreement entered into prior to the date hereof between the Associate on the one hand and Tektronix and/or any current or former subsidiary of Tektronix on the other hand.

9.             Successors and Assigns. This Agreement shall be binding upon the Associate and his/her heirs, successors, assigns and personal representatives, and inure to the benefit of the Company, its successors and its assigns. The Associate may not assign any rights or duties under this Agreement; the Company may assign any or all of its rights and/or duties herein to any subsidiary or subsidiaries of the Company. The term “affiliate,” when used herein, shall not include any officers or directors of the Company.

10.           Nondisparagement. The Associate agrees that except as required under the law, the Associate will refrain from making derogatory or disparaging written or oral comments regarding the Company, any of its affiliates or any of their respective products, services or personnel.

11.           Acknowledgment of Understanding; Livelihood. The Associate acknowledges that s/he has read this Agreement in its entirety and understands all of its terms and conditions, that s/he has had the opportunity to consult with legal counsel of his/her choice regarding his/her agreement to the provisions contained herein, that s/he is entering into this Agreement of his/her own free will, without coercion from any source, and that s/he agrees to abide by all of the terms and conditions herein contained. The Associate further acknowledges that in consideration of the Associate’s right to terminate his/her employment with the Company at any time for any reason, Associate agrees that s/he is employed by the Company on an at-will basis. Nothing contained in this Agreement or elsewhere shall be construed as limiting the effect of this paragraph. The Associate acknowledges that Associate’s knowledge, skills and abilities are sufficient to enable the Associate, in the event of the termination of employment with the Company, to earn a satisfactory livelihood without violating this Agreement.

Associate:		Date:

Print Name;

Tektronix, Inc.:	By:	Date:

Name: